EXHIBIT 2.1

================================================================================










                          AGREEMENT AND PLAN OF MERGER


                                      among


                               DLI Holding Corp.,


                              DLI Acquisition Corp.


                                       and


                             Del Laboratories, Inc.


                            Dated as of July 1, 2004










================================================================================

                                TABLE OF CONTENTS



ARTICLE I      THE MERGER.....................................................

   SECTION 1.01.    The Merger................................................
   SECTION 1.02.    Closing...................................................
   SECTION 1.03.    Effective Time............................................
   SECTION 1.04.    Effects of the Merger.....................................
   SECTION 1.05.    Certificate of Incorporation and By-Laws..................
   SECTION 1.06.    Directors.................................................
   SECTION 1.07.    Officers..................................................

ARTICLE II     EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES.............

   SECTION 2.01.    Effect on Capital Stock...................................
   SECTION 2.02.    Exchange of Certificates..................................

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................

   SECTION 3.01.    Organization..............................................
   SECTION 3.02.    Capitalization............................................
   SECTION 3.03.    Authority.................................................
   SECTION 3.04.    Consents and Approvals; No Violations.....................
   SECTION 3.05.    SEC Reports and Financial Statements......................
   SECTION 3.06.    Absence of Certain Changes or Events......................
   SECTION 3.07.    No Undisclosed Liabilities................................
   SECTION 3.08.    Information Supplied......................................
   SECTION 3.09.    Benefit Plans.............................................
   SECTION 3.10.    Litigation................................................
   SECTION 3.11.    Compliance with Applicable Law............................
   SECTION 3.12.    Tax Matters...............................................
   SECTION 3.13.    State Takeover Statutes...................................
   SECTION 3.14.    Brokers; Fees and Expenses................................
   SECTION 3.15.    Opinion of Financial Advisor..............................
   SECTION 3.16.    Intellectual Property.....................................
   SECTION 3.17.    Labor Relations and Employment............................
   SECTION 3.18.    Change of Control.........................................
   SECTION 3.19.    Environmental Matters.....................................
   SECTION 3.20.    Material Contracts........................................
   SECTION 3.21.    Property..................................................
   SECTION 3.22.    Insurance.................................................
   SECTION 3.23.    No Other Representations and Warranties...................

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB...............

   SECTION 4.01.    Organization..............................................
   SECTION 4.02.    Authority.................................................
   SECTION 4.03.    Consents and Approvals; No Violations.....................
   SECTION 4.04.    Information Supplied......................................
   SECTION 4.05.    Interim Operations of Sub.................................
   SECTION 4.06.    Financing.................................................
   SECTION 4.07.    Brokers...................................................

ARTICLE V      COVENANTS......................................................

   SECTION 5.01.    Conduct of Business of the Company........................
   SECTION 5.02.    No Solicitation...........................................
   SECTION 5.03.    Other Actions.............................................
   SECTION 5.04.    Notice of Certain Events..................................
   SECTION 5.05.    Confidentiality...........................................

ARTICLE VI     ADDITIONAL AGREEMENTS..........................................

   SECTION 6.01.    Proxy Statement; Stockholders' Meeting....................
   SECTION 6.02.    Access to Information.....................................
   SECTION 6.03.    Reasonable Best Efforts...................................
   SECTION 6.04.    Options...................................................
   SECTION 6.05.    Indemnification; Directors' and Officers' Insurance.......
   SECTION 6.06.    Employees.................................................
   SECTION 6.07.    Transfer Taxes............................................
   SECTION 6.08.    Calculation of Section 280(G) Excise Taxes and
                    Cutbacks..................................................
   SECTION 6.09.    State Takeover Laws.......................................
   SECTION 6.10.    Financing.................................................

ARTICLE VII    CONDITIONS.....................................................

   SECTION 7.01.    Conditions to Each Party's Obligation to Effect the
                    Merger....................................................
   SECTION 7.02.    Conditions to Obligations of Parent and Sub...............
   SECTION 7.03.    Conditions to Obligations of the Company..................

ARTICLE VIII   TERMINATION, AMENDMENT AND WAIVER..............................

   SECTION 8.01.    Termination...............................................
   SECTION 8.02.    Effect of Termination.....................................
   SECTION 8.03.    Amendment.................................................
   SECTION 8.04.    Extension; Waiver.........................................

ARTICLE IX     MISCELLANEOUS..................................................

   SECTION 9.01.    Nonsurvival of Representations and Warranties.............
   SECTION 9.02.    Assumption of Obligations.................................
   SECTION 9.03.    Notices...................................................
   SECTION 9.04.    Interpretation............................................
   SECTION 9.05.    Counterparts..............................................
   SECTION 9.06.    Entire Agreement; Third Party Beneficiaries...............
   SECTION 9.07.    Governing Law.............................................
   SECTION 9.08.    Publicity.................................................
   SECTION 9.09.    Assignment................................................
   SECTION 9.10.    Enforcement...............................................
   SECTION 9.11.    Fees and Expenses.........................................

            THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of July 1, 2004, is among DLI Holding Corp., a Delaware corporation ("Parent"), DLI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and Del Laboratories, Inc., a Delaware corporation (the "Company").

            WHEREAS, the respective boards of directors of each of Parent, Sub and the Company have approved and declared advisable this Agreement and the merger of Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement (the "Merger") and have determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interest of, their respective stockholders.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

            SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

            SECTION 1.02 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. (New York City time) on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of Cadwalader, Wickersham & Taft LLP, 100 Maiden Lane, New York, New York 10038, unless another date, time or place is agreed to in writing by the parties hereto.

            SECTION 1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents as provided in Section 251 of the DGCL (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

            SECTION 1.04 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

            SECTION 1.05 Certificate of Incorporation and By-Laws. (a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

            (b) The by-laws of the Company as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

            SECTION 1.06. Directors. From and after the Effective Time, the directors of Sub shall become the directors of the Surviving Corporation and shall serve on the Surviving Corporation's board of directors, until their respective successors are duly elected and qualified.

            SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

            SECTION 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

            (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

            (b) Cancellation of Treasury Stock and Parent Owned Stock. Each share of Company Common Stock that is owned by the Company and each share of Company Common Stock that is owned by Parent, Sub or any other subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

            (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding (other than shares of Company Common Stock to be canceled in accordance with Section 2.01(b) and any Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive $35.00 in cash, without interest (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest upon surrender of such certificate in accordance with, or as otherwise contemplated by, Section 2.02.

            (d) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person (a "Dissenting Stockholder") who complies with all the provisions of Delaware law concerning the right of holders of Company Common Stock to dissent from the Merger and require appraisal of their shares of Company Common Stock ("Dissenting Shares") shall not be converted as described in Section 2.01(c) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his shares of Company Common Stock shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, without interest. The Company shall give Parent (i) prompt notice of any written demands for appraisal of shares of Company Common Stock received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

            (e) Withholding Tax. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock outstanding immediately prior to the Effective Time such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock outstanding immediately prior to the Effective Time in respect of which such deduction and withholding was made.

            SECTION 2.02. Exchange of Certificates.

            (a) Paying Agent. Prior to the Effective Time, Parent shall designate a federally insured bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the "Paying Agent"), and, upon the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit with the Paying Agent, funds in amounts necessary for the payment of the Merger Consideration upon surrender of certificates representing shares of Company Common Stock pursuant to Section 2.01 (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent).

            (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates"), (i) a letter of transmittal in a form mutually agreed upon by Parent and the Surviving Corporation, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, Parent or the Surviving Corporation shall pay or cause to be paid, within three business days of receipt thereof (but in no event prior to the Effective Time), to the holder of such Certificate in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

            (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this
Section 2.02 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

            (d) Termination of Fund; No Liability. At any time following twelve months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.04)), any such cash in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

            (e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

            (f) Adjustments to Prevent Dilution. In the event that prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse stock split), stock dividend or stock distribution which in any such event is made on a pro rata basis to all holders, there is a change in the number of shares of Company Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Company Common Stock, then the Merger Consideration and the Cash Amount (as defined in Section 6.04) shall each be equitably adjusted to eliminate the effects of such event.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the schedules delivered to Parent in connection with the execution of this Agreement setting forth exceptions to the Company's representations and warranties set forth herein (the "Company Disclosure Schedules"), the Company represents and warrants to Parent and Sub as set forth below. The Company Disclosure Schedules are arranged in sections corresponding to sections of this Agreement to be modified by such disclosure schedule, it being understood and agreed that matters disclosed pursuant to one section of the Company Disclosure Schedules or contained in the Company SEC Documents (as defined in Section 3.05) shall be deemed disclosed with respect to any other section of the Company Disclosure Schedules to the extent it is readily apparent that the matters so disclosed are applicable to such other section. As used in this Agreement, "knowledge" means, with respect to matters relating to the Company, actual knowledge of the Chief Executive Officer, President, Chief Financial Officer, Chief Legal Officer or any Executive Vice President of the Company.

            SECTION 3.01. Organization.

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to carry on its business as now being conducted, except where the failure to be so in good standing or to have such power and authority would not have a Material Adverse Effect (as defined in Section 9.04) on the Company. The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

            (b) Each subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (to the extent such concept is recognized) and has all necessary powers required to carry on its business as now being conducted, except where the failure to be so in good standing or to have such power and authority would not have a Material Adverse Effect on the Company. All subsidiaries of the Company and their respective jurisdictions of organization are identified on
Schedule 3.01.

            SECTION 3.02. Capitalization.

            (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Shares"). As of May 31, 2004,
(i) 9,740,177 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 259,823 shares of Company Common Stock were held by the Company in its treasury and (iv) 2,247,483 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Options (as defined in Section 6.04). Set forth on
Schedule 3.02 is a schedule as of May 31, 2004, setting forth the holder, exercise price, grant date, vesting dates(s) and expiration date of each outstanding Option. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Company Stockholders may vote. Except as set forth above, or on Schedule 3.02, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which any of them is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities of the Company.

            (b) All of the outstanding shares of capital stock of each subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and, except as set forth on Schedule 3.01, such shares are owned by the Company or by a subsidiary of the Company free and clear of any Liens or limitation on voting rights. Except as set forth on Schedule 3.02, there are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of any such subsidiaries.

            (c) Except as set forth on Schedule 3.07 and except for (i) Indebtedness (as defined in Section 9.04) set forth on, or described in, the balance sheet or the notes to the Company's consolidated financial statements included in its Quarterly Report on Form 10-Q for the three months ended March 31, 2004, (ii) Indebtedness of the Company to any of its wholly owned subsidiaries or of any subsidiary of the Company to the Company, and (iii) prepayment penalties resulting from discharge of obligations arising under the agreements set forth on Schedule 3.04.

            SECTION 3.03. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (other than the approval and adoption of the terms of this Agreement by the holders of more than 80% of the outstanding shares of Company Common Stock (the "Company Stockholder Approval")). The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated in each case, other than, with respect to the Merger, the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

            SECTION 3.04. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including the filing with the SEC of a proxy statement relating to any required approval by the Company Stockholders of this Agreement (the "Proxy Statement"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the laws of the states in which the Company is qualified to do or is doing business, state takeover laws, Environmental Laws and foreign laws, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the Company, (ii) require any filing with, or permit, authorization, consent or approval of, any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity") (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger), (iii) except as set forth on Schedule 3.04, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which any of them or any of their properties or assets may be bound (except for violations, breaches or defaults that would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger), or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of their properties or assets (except for violations, breaches or defaults that would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger). Notwithstanding clause (iii) above, certain contracts and agreements as set forth on Schedule 3.18 (A) provide for their termination or require consent upon a change of control of the Company or (B) contain provisions restricting their assignment.

            SECTION 3.05. SEC Reports and Financial Statements. The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 2001, pursuant to the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the "Company SEC Documents"). No subsidiary of the Company is required to file any forms, reports, schedules, statements and other documents with SEC. The Company SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Except to the extent revised or superseded by a subsequently filed Company SEC Document, the Company SEC Documents, considered as a whole as of their date, do not contain an untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that the foregoing does not cover future events resulting from public announcement of the Merger). The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles of the United States ("GAAP"), except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Forms 10-Q and 8-K of the SEC, and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its respective consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

            SECTION 3.06. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement or on Schedule 3.06, since December 31, 2003, each of the Company and its subsidiaries has conducted its business only in the ordinary course, and there has not been any Material Adverse Change with respect to the Company. Except as disclosed in the Company SEC Documents or on Schedule 3.06, since December 31, 2003, there has not been (i) any granting to any officer of the Company or any of the Company's subsidiaries of any increase in compensation, except in the ordinary course of business (including in connection with promotions) consistent with past practice, (ii) any granting to any such officer of any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired, (iii) except employment arrangements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company or of any of its subsidiaries, any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such employee or executive officer, (iv) any increase in or establishment of any bonus, insurance, deferred compensation, pension, retirement, profit-sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards or the amendment of any existing stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, except in the ordinary course of business consistent with past practice or (v) any declaration, setting aside or payment of any dividend or other distribution (within cash, stock or property) with respect to Company Common Stock or the capital stock of any of the Company's subsidiaries, except in the ordinary course of business consistent with part practice.

            SECTION 3.07. No Undisclosed Liabilities. Except as and to the extent set forth in the Company SEC Documents and Schedule 3.07, since December 31, 2003, neither the Company nor any of its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, that would have a Material Adverse Effect on the Company.

            SECTION 3.08. Information Supplied. None of the written information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement, will at the time the Proxy Statement is first mailed to the Company Stockholders or at the time of the Stockholders Meeting (as defined in Section 6.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

            SECTION 3.09. Benefit Plans. Except as set forth on Schedule 3.09, and except to the extent that the failure of the following to be true would not reasonably be expected to have a Material Adverse Effect:

            (a) Each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (a "Pension Plan"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (a "Welfare Plan") and each other agreement, plan, or policy relating to employment, stock options, compensation, deferred compensation, bonuses, severance, fringe benefits or other employee benefits, in each case entered into, maintained or contributed to, or required to be maintained or contributed to, by the Company or any of its subsidiaries for the benefit of any present or former employee, officer or director (each of the foregoing, a "Benefit Plan") has been administered in all material respects in accordance with its terms. The Benefit Plans, as well as the Company and all of its subsidiaries with respect to the Benefit Plans, are in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws. Schedule
3.09 sets forth a complete list of each Benefit Plan arrangement.

            (b) No Pension Plan subject to Title IV of ERISA or Section 412 of the Code and none of the Company or any of its subsidiaries or any other person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, including the Company, a "Commonly Controlled Entity"): (i) currently has an obligation to contribute to, or during any time during the last six years had an obligation to contribute to, a Pension Plan subject to Title IV of ERISA or Section 412 of the Code, or (ii) has incurred any liability to the Pension Benefit Guaranty Corporation, which liability has not been fully paid. All contributions and other payments required to be made by the Company or any of its subsidiaries to any Pension Plan with respect to any period ending before the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in financial statements.

            (c) Neither the Company nor any of its subsidiaries nor any Commonly Controlled Entity is required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid.

            (d) Each Benefit Plan (and its related trust) that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to qualify under such section (and the related trust, if any, has been determined to be exempt under Section 501(a) of the Code) and, to the knowledge of the Company, nothing has occurred to cause the loss of such qualified status.

            (e) The Company has heretofore made available to Parent correct and complete copies of each of the following:

                  (1) Each Benefit Plan and all amendments thereto; the trust instrument and/or insurance contracts, if any, forming a part of such Benefit Plan and all amendments thereto;

                  (2) If applicable, the most recently filed Form 5500 and all schedules thereto, if any;

                  (3) The most recent determination letter issued by the IRS regarding the qualified status of each such Benefit Plan that is a Pension Plan;

                  (4) The most recent accountant's report for each Benefit Plan, if any; and

                  (5) The most recent summary plan description for each Benefit
            Plan, if any.

            SECTION 3.10. Litigation. Except as set forth on Schedule 3.10, there is no suit, claim, action, proceeding or investigation pending before any Governmental Entity or, to the knowledge of the Company, threatened against the Company or any subsidiary of the Company or any of their respective properties or any of their respective officers, employees or directors in their capacity as such or any other person with respect to which, in whole or in part, the Company or any subsidiary of the Company is liable or has agreed to indemnify such other person that would reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. Neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

            SECTION 3.11. Compliance with Applicable Law.

            (a) Except as set forth on Schedule 3.11, each of the Company and its subsidiaries holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that would not have a Material Adverse Effect on the Company. Except as set forth on Schedule 3.11, each of the Company and its subsidiaries is in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents, and except as set forth on Schedule 3.11, to the knowledge of the Company, the business of the Company and its subsidiaries is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, including (i) the Federal Food, Drug and Cosmetic Act, the Controlled Substances Act, 21 U.S.C. Section 801, et seq, or any other law, ordinance or regulation of the U.S. Food and Drug Administration, the U.S. Department of Justice or the Drug Enforcement Agency and (ii) the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Sarbanes-Oxley Act of 2002 and the Exchange Act, except, in each case, for possible violations that would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. Except as set forth on Schedule 3.11, as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review, other than, in each case, those the outcome of which would not be reasonably expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

            (b) The management of the Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company and the Company's subsidiaries is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation, to the Company's outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

            SECTION 3.12. Tax Matters. Except as set forth on Schedule 3.12, and except to the extent that the failure of the following (other than clauses (e) and (f)) to be true would not reasonably be expected to have a Material Adverse
Effect:

            (a) The Company has timely filed, or has caused to be timely filed, all Tax Returns required to be filed by it or any of its subsidiaries and all such Tax Returns are true, complete and accurate. All Taxes shown to be due on such Tax Returns have been timely paid.

            (b) The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been asserted or assessed in writing against the Company, and no written requests for waivers of the time to assess any such Taxes are pending.

            (c) The Federal Income Tax Returns of the Company and its subsidiaries consolidated in such Returns have never been examined by the United States Internal Revenue Service. All assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid. No Tax Return of the Company or its subsidiaries is under audit or examination and no written notice of such an audit or examination has been received by the Company or any of its subsidiaries.

            (d) There are no Liens for material Taxes (other than Liens for current Taxes not yet due and payable) on the assets of the Company).

            (e) The transactions contemplated by this Agreement will not trigger any material income or gain for federal income tax purposes (i) that was previously deferred pursuant to the Treasury Regulations issued under Section 1502 of the Code or (ii) under Section 355(e) of the Code in respect of a distribution occurring prior to the Closing.

            (f) Neither the Company nor any of its subsidiaries has any material liability for the Taxes of any person other than the Company or any of its subsidiaries (i) under the Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as transferee or successor or
(iii) by contract.

            (g) For purposes of this Agreement:

            "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

            "Tax Return" means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

            SECTION 3.13. State Takeover Statutes. No state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

            SECTION 3.14. Brokers; Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Peter J. Solomon Company Limited, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has provided Parent true and correct copies the engagement letter between the Company and Peter J. Solomon Company Limited.

            SECTION 3.15. Opinion of Financial Advisor. The Company has received the opinion of Peter J. Solomon Company Limited to the effect that, as of the date of this Agreement, the consideration to be received by the holders of the outstanding shares of Company Common Stock (other than Parent or any of its direct or indirect subsidiaries or affiliates) in connection with the Merger is fair from a financial point of view to such holders, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent.

            SECTION 3.16. Intellectual Property. Except as set forth on Schedule 3.16, each of the Company and its subsidiaries owns all right, title and interest to, is licensed to use or otherwise possesses adequate rights to use (in each case, free and clear of any Liens other than Liens that do not materially impair the existing use of the Intellectual Property Right) all Intellectual Property Rights used or necessary to conduct the business of the Company and its subsidiaries, except where failure to own or possess such licenses or rights, individually or in the aggregate, has not had, and would not have, a Material Adverse Effect on the Company. Except as set forth on Schedule 3.16, to the knowledge of the Company, (a) the Intellectual Property Rights of the Company and its subsidiaries do not conflict with or infringe upon any Intellectual Property Rights of others, and (b) none of the Intellectual Property Rights owned by and/or licensed to the Company or its subsidiaries is being infringed or misappropriated by any third party; in each case except for such conflict, infringement or misappropriation, individually or in the aggregate, that would not have a Material Adverse Effect on the Company. The Company and its subsidiaries have taken all reasonably necessary actions to ensure protection of their Intellectual Property Rights under applicable law, including duly registering such Intellectual Property Rights with the appropriate filing office, and maintaining the secrecy of all confidential Intellectual Property Rights, except for such failures that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. For purposes hereof, "Intellectual Property Right" means any trademark, service mark, trade name, trade dress, domain name, copyright, patent, software, database, website, invention, process, design, formula, trade secret, know-how (including any registrations or applications for registration of any of the foregoing, and any renewals thereof); or any other similar type of proprietary intellectual property right.

            SECTION 3.17. Labor Relations and Employment. Except as set forth on
Schedule 3.17, (i) there is no labor strike, slowdown, stoppage or lockout actually pending, or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, which would reasonably be expected to have a Material Adverse Effect on the Company and (ii) neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization.

            SECTION 3.18. Change of Control. Except as set forth on Schedule 3.18, the transactions contemplated by this Agreement will not require the consent from or the giving of notice to a third party, permit a third party to terminate or accelerate vesting, repayment or repurchase rights, or create any other detriment under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, except where the adverse consequences resulting from such change of control or where the failure to obtain such consents or provide such notices would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

            SECTION 3.19. Environmental Matters.

            (a) Except as set forth on Schedule 3.19, each of the Company and its subsidiaries has been and is in compliance with all applicable Environmental Laws (as this term and the other terms in this section are defined below), except for such violations and defaults as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

            (b) The Company has provided to Parent complete and accurate copies of all Phase I and Phase II environmental reports which are in the possession or control of the Company or any of its subsidiaries in relation to real properties owned by the Company or its subsidiaries.

            (c) The Company and its subsidiaries possesses all required Environmental Permits; all such Environmental Permits are in full force and effect; there are no pending or threatened proceedings to revoke such Environmental Permits and each of the Company and its subsidiaries is in compliance with all terms and conditions thereof, except where the failure to possess or comply with such Environmental Permits or the failure for such Environmental Permits to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

            (d) Except as set forth on Schedule 3.19, and except for matters which would not, individually or in the aggregate, have a Material Adverse Effect on the Company, neither the Company nor any of its subsidiaries has received any written notification that the Company or such subsidiary as a result of any of the operations of the Business, or any property currently or formerly owned or leased in connection with the Business, is adversely affected by any proceeding, investigation, claim, lawsuit or order by any Governmental Entity or other person relating to (i) any Remedial Action that is needed to respond to a Release or threat of Release into the environment of Hazardous Materials, or (ii) any Environmental Liabilities and Costs imposed or potentially imposed on the Company.

            (e) Except as set forth on Schedule 3.19, there is not now and, to the Company's knowledge, has not been at any time in the past, any circumstance, including, without limitation, any Release in connection with the current or former conduct of the Business for which the Company or any of its subsidiary is required to implement or pay for any Remedial Action, or to reimburse costs incurred by third parties with respect to any Remedial Action, or to incur Environmental Liabilities and Costs that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

            (f) For purposes of this Agreement:

                  (A) "Business" means the businesses of the Company or its
            subsidiaries.

                  (B) "Environmental Laws" means all Laws as in effect on or prior to the date hereof relating to the protection of human health, safety, or welfare or the environment, including any emission, discharge, generation, manufacture, distribution, use, sale, receipt, processing, storage, treatment, disposal, abatement, existence, exposure to, Release, threatened Release, reporting, licensing, permitting, investigation, cleanup, mitigation, remediation, transportation, or other handling of any chemical, drug, device, or any other substance or item, including, but not limited to, the following federal laws as amended and their state counterparts (i) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss.ss.9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss.6901, et seq., the Clean Water Act, 33 U.S.C.ss.ss.1251, et. seq., the Oil Pollution Act of 1990, 33 U.S.C.ss.ss.2701, et seq., the Clean Air Act, 42 U.S.C.ss.ss.7401, et seq., the Toxic Substances Control Act, 15 U.S.C.ss.ss.2601, et. seq., the Federal Food, Drug, and Cosmetic Act, 21 U.S.C.ss.ss.301, et. seq., and (ii) all other requirements pertaining to protection of air, surface water, groundwater or land and subsurface, natural resources, human health, safety, or welfare.

                  (C) "Environmental Liabilities and Costs" means all damages, natural resource damages, claims, losses, expenses, costs, obligations, and liabilities (collectively, "Losses") imposed by, under or pursuant to Environmental Laws, including, but not limited to, all Losses related to Remedial Actions, and all fees, capital costs, compliance costs, disbursements, penalties, fines and expenses of counsel, experts, contractors, personnel and consultants and expenditures necessary to cause any such property, the Company, any subsidiary of the Company or the Business to be in compliance with requirements of Environmental Laws.

                  (D) "Environmental Permits" means any federal, state,
            provincial or local permit, license, registration, consent, order, administrative consent order, certificate, approval, waiver or other authorization necessary for the conduct of the Business as currently conducted, and wherever it is currently conducted, under any applicable Environmental Law.

                  (E) "Governmental Entity" means any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational.

                  (F) "Hazardous Materials" means any substance that (a) is
            defined, listed, identified or otherwise regulated under any Environmental Law (including, without limitation, "hazardous" and "toxic" substances and wastes, radioactive substances including radon gas, polychlorinated-biphenyls, asbestos and petroleum) or (b) requires investigation, remediation, or other protective measures under applicable Environmental Law.

                  (G) "Laws" or "laws" means all (A) constitutions, treaties, statutes, laws (including, but not limited to, the common law), rules, regulations, ordinances or codes of any Governmental Entity,
            (B) Environmental Permits, and (C) orders, decisions, injunctions, judgments, awards and decrees of any Governmental Entity.

                  (H) "Release" means any releasing, spilling, disposing or
            other discharging of Hazardous Materials into the environment (including air, soil, subsurface, surface water and groundwater).

                  (I) "Remedial Action" means all actions required by any
            Governmental Entity pursuant to Environmental Law or otherwise taken as necessary to comply with Environmental Law to (i) mitigate, clean up, remove, treat or in any other way remediate any Hazardous Materials, (ii) prevent the release or threatened release of Hazardous Materials so that they do not endanger or threaten to endanger public health or welfare or the environment or (iii) perform studies, investigations or monitoring in respect of any such matter.

            SECTION 3.20. Material Contracts(a) . (a) The Company has provided or made available to Parent (i) true and complete copies of all written contracts and agreements to which the Company or any of its subsidiaries is a party and which are material to the Company or such subsidiary ("Material Contracts"), and (ii) with respect to such Material Contracts that have not been reduced to writing, a written description thereof which is listed on Schedule
3.20. All Material Contracts are valid, binding and in full force and effect, except to the extent they have previously expired in accordance with their terms or to the extent the failure to be in full force and effect would not have a Material Adverse Effect. The Company is not, or has not received any notice or has any knowledge that any other party is, in default in any respect under any such Material Contract, except for those defaults which would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect with respect to the Company; and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default.

            (b) Except as set forth on Schedule 3.20, no officer or director of the Company, no shareholder of the Company related to any such officer or director, and no "associate" (as defined in Rule 14a-1 under the Exchange Act) of any of them, has any interest in any material contract or agreement of, or other business arrangement with, the Company, or in any material property (including any real property and any material personal property, tangible or intangible), used in or pertaining to the business of the Company.

            SECTION 3.21. Property. Schedule 3.21 accurately identifies all real property, leases and other rights in real property, structures and other buildings of the Company and its subsidiaries. All properties and assets of the Company and its subsidiaries, real and personal, material to the conduct of its business are, except for changes in the ordinary course of business consistent with past practice since December 31, 2003, reflected in the most recent balance sheet of the Company included in the Company SEC Documents, and except as set forth on Schedule 3.21, each of the Company and its subsidiaries has good and marketable title to its real property set forth on Schedule 3.21 and to the personal property reflected on such balance sheet or acquired by it since the date of the balance sheet, free and clear of all mortgages, liens, pledges, encumbrances, charges, agreements, claims, restrictions and defects of title (collectively "Liens"). All real property, structures and other buildings and material equipment of the Company and its subsidiaries currently used in the operation of the business of the Company and its subsidiaries, are adequately maintained and are in satisfactory operating condition and repair for the requirements of the business of the Company and its subsidiaries as presently conducted.

            SECTION 3.22. Insurance. All insurance policies carried by or covering the Company and its subsidiaries with respect to their business, assets and properties (the "Insurance Policies") are in full force and effect, and no notice of cancellation has been received by the Company or any of its subsidiaries with respect to any material Insurance Policy which has not been cured by the payment of premiums that are due. All premiums due on the Insurance Policies have been paid in a timely manner and the Company and its subsidiaries have complied in all material respects with the terms and provisions of the Insurance Policies.

            SECTION 3.23. No Other Representations and Warranties. Except for the representations and warranties contained in this Article III, none of the Company, any affiliate of the Company or any other Person makes any representations or warranties, and the Company hereby disclaims any other representations or warranties, whether made by the Company, any affiliate of the Company, or any of their officers, directors, employees, agents or representatives, with respect to the negotiation, execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure, in writing or orally, to the Parent, Sub or any of their officers, directors, employees, agents or representatives of any documentation or other information.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

            Parent and Sub jointly and severally represent and warrant to the Company as follows:

            SECTION 4.01. Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so in good standing or to have such power and authority would not be reasonably expected to prevent or materially delay the consummation of the Merger.

            SECTION 4.02. Authority. Parent and Sub have requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent and Sub are necessary to authorize this Agreement or to consummate such transactions. No vote of Parent shareholders is required to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub, as the case may be, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub enforceable against them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

            SECTION 4.03. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the DGCL, the laws of other states in which Parent is qualified to do or is doing business, state takeover laws and foreign laws, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws of Parent and Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not be reasonably expected to prevent or materially delay the consummation of the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or
(iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger.

            SECTION 4.04. Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company Stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by Parent or Sub with respect to statements made in any such Proxy Statement based upon information previously supplied by the Company or its subsidiaries to Parent or Sub.

            SECTION 4.05. Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and, except for activities incidental to its organization and maintenance of corporate existence, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

            SECTION 4.06. Financing. Parent and Sub have previously delivered to the Company the following: (i) a fully executed commitment letter (the "Senior Debt Letter") from Bear, Stearns & Co. Inc., J.P Morgan Securities Inc., Deutsche Bank Securities Inc., Bear Stearns Corporate Lending Inc., JPMorgan Chase Bank and Deutsche Bank AG Cayman Islands Branch (the "Banks") and accepted by Parent, providing the terms and conditions upon which the Banks have committed to provide the senior secured revolving credit portion of the financing required in connection with the Merger, (ii) a fully executed forward underwriting commitment (the "Subordinated Debt Letter") from Bear, Stearns & Co. Inc., J.P Morgan Securities Inc. and Deutsche Bank Securities Inc. and accepted by Parent with respect to the placement of subordinated debt of the Surviving Corporation pursuant to an offering under Rule 144A of the Exchange Act, (iii) a fully executed letter (the "Kelso Equity Commitment Letter") from Kelso & Company ("Kelso") and accepted by Parent with respect to a portion of the equity financing required in connection with the Merger and (iv) a fully executed commitment letter from Church & Dwight Co., Inc. (the "Church & Dwight Letter") and accepted by Parent with respect to a portion of the equity/debt financing required in connection with the Merger (the Church & Dwight Letter, together with the Senior Debt Letter, the Subordinated Debt Letter and the Kelso Equity Commitment Letter, the "Financing Letters"). The financing contemplated by the Financing Letters (the "Financing") is sufficient to pay the aggregate Merger Consideration and Cash Amount and pay all fees and expenses (including, without limitation, legal, accounting and investment banking expenses, change of control payments, and repayment of indebtedness) to be paid by Parent, Sub, the Company or any of their respective affiliates related to the transactions contemplated hereby. The Financing Letters are in full force and effect as of the date hereof. The obligations to fund the commitments under the Financing Letters are not subject to any condition other than as set forth in the Financing Letters. All commitment and other fees required to be paid under the Financing Letters on or prior to the date hereof have been paid.

            SECTION 4.07. Brokers. Except as set forth on Schedule 4.07, none of Parent, Sub, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any broker or finder in connection with the transactions contemplated herein.

                                    ARTICLE V

                                    COVENANTS

            SECTION 5.01. Conduct of Business of the Company(i) . Except as contemplated by this Agreement or as expressly agreed to in writing by Parent, the Company will, and will cause its subsidiaries to, conduct its operations according to its ordinary and usual course of business and consistent with past practice and, subject to its obligations under Section 6.04(d), use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with it and to preserve goodwill. Without limiting the generality of the foregoing, and except as (x) otherwise expressly provided in this Agreement, (y) required by law, or
(z) set forth on Schedule 5.01, the Company will not and will cause its subsidiaries not to, without the consent of Parent, which shall not be unreasonably withheld:

            (i) except with respect to bonuses or other incentive compensation made in the ordinary course of business consistent with past practice, adopt or amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock purchase, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of the Company or any of its subsidiaries or increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or any of its subsidiaries (except, in each case, for normal annual increases and cost of living increases for the benefit of officers and employees of the Company or any of its subsidiaries) or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of the Company or any of its subsidiaries (in each case, except in the ordinary course of business consistent with past practice);

            (ii) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than immaterial properties or assets (or immaterial portions of properties or assets), except in the ordinary course of business consistent with past practice;

            (iii) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except that the Company may withhold shares of Company Common Stock in order to pay any taxes due as a result of the exercise of Options;

            (iv) other than in connection with Options outstanding as of the date hereof, authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including, without limitation, stock appreciation rights) other than issuances upon exercise of Options;

            (v) amend its certificate of incorporation or by-laws;

            (vi) acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets, including real estate, except acquisitions of assets in the ordinary course of business consistent with past practice;

            (vii) make or agree to make any capital expenditure or expenditures, or enter into any agreement or agreements providing for payments in excess of $11 million for calendar year 2004.

            (viii) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice without admission of liability or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents or incurred since the date of such financial statements;

            (ix) make any change to its method of reporting income or deductions for Tax purposes; or

            (x) authorize, or commit or agree to take, any of the foregoing actions.

            SECTION 5.02. No Solicitation.

            (a) The Company shall not, and shall not permit its subsidiaries or any of its or its subsidiaries' officers, directors or employees to, directly or indirectly (including through intermediaries), solicit, initiate, knowingly encourage or knowingly facilitate any discussions or negotiations with any Person other than Parent, concerning any offer or proposal, which constitutes or is reasonably likely to lead to an Acquisition Proposal (as defined below); provided, however, that the Company may, in response to an unsolicited bona fide written Acquisition Proposal received subsequent to the date hereof but prior to obtaining Company Stockholder Approval, which the Company Board determines in good faith, after consultation with its independent financial and legal advisors, is reasonably likely to result in a Superior Proposal (as defined below), furnish information with respect to the Company to any Person making such Acquisition Proposal, and participate in discussions or negotiations regarding such Acquisition Proposal. Any information furnished to any Person in connection with an Acquisition Proposal shall be provided pursuant to a confidentiality agreement in customary form; provided that any non-public information concerning the Company or any of its subsidiaries provided to such Person that was not previously provided to Parent shall promptly be provided to Parent by the Company. The Company will promptly notify Parent orally and in writing (i) of any Acquisition Proposal, of the identity of the Person making such Acquisition Proposal and of the material terms and conditions thereof, and/or (ii) of the fact that any information is requested by any Person with respect to an Acquisition Proposal or which could lead to an Acquisition Proposal. The Company shall keep Parent generally informed of the status of and material developments respecting any Acquisition Proposal that is reasonably likely to result in a Superior Proposal.

      For purposes of this Agreement, "Acquisition Proposal" means any inquiry, proposal or offer from any Person (other than Parent) relating to any direct or indirect acquisition or purchase of any shares of any class of equity securities of the Company or any of its subsidiaries constituting 20% or more of the outstanding equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, reorganization, consolidation, share exchange, business combination, sale of all or substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

      For purposes of this Agreement, "Superior Proposal" means any written proposal made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction, which (i) would result in such third party (or its stockholders) owning, directly or indirectly, a majority of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or which would result in the individuals comprising the Company Board prior to such transaction not constituting a majority of the board of directors (or other governing body) of the entity surviving or resulting from such transaction and (ii) is on terms which the Company Board determines in good faith (based on such matters as it deems relevant, but including the advice of its independent financial advisor and outside counsel) to be (a) more favorable to the Company's stockholders entitled to receive Merger Consideration hereunder (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (b) reasonably capable of being consummated without undue delay.

            (b) If (i) the Company Board receives a proposal that the Company Board concludes in good faith, after consultation with its independent legal and financial advisors, is a Superior Proposal, and (ii) the Company Board concludes in good faith, after consultation with its independent legal advisors, that failure to take any of the following actions could result in a breach of the directors' fiduciary duties under applicable law, then the Company Board may withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend the Superior Proposal or terminate this Agreement pursuant to Section 8.01(c) hereof and shall promptly notify Parent in writing of any such determination.

            (c) Nothing contained in this Section 5.02 shall prohibit the Company from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company Stockholders if, in the good faith judgment of the Company Board, failure so to disclose would be inconsistent with its obligations under applicable law.

            SECTION 5.03. Other Actions. The Company shall not take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue or (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect.

            SECTION 5.04. Notice of Certain Events. The Company and Parent shall promptly notify each other of:

            (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

            (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

            (iii) any action, suits, claims, investigations or proceedings commenced or, to the actual knowledge of the executive officers of the notifying party, threatened against, relating to or involving or otherwise affecting such party, which would reasonably be expected to have a Material Adverse Effect on the Company;

            (iv) an administrative or other order or notification relating to any material violation or claimed material violation of law;

            (v) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date; and

            (vi) any material failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 5.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

            SECTION 5.05. Confidentiality. Notwithstanding anything to the contrary contained herein, any confidentiality obligations set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound as they relate to the transactions contemplated by this Agreement shall not apply to the purported or claimed Federal income tax treatment of the transactions (the "Tax Treatment") or to any fact that may be relevant to understanding the purported or claimed Federal income tax treatment of the transactions (the "Tax Structure"), and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the Tax Treatment and Tax Structure of the transactions contemplated by this Agreement and any materials of any kind (including any tax opinions or other tax analyses) that relate to the Tax Treatment or Tax Structure. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to any tax matter or tax idea related to the transactions contemplated by this Agreement. The preceding sentence is intended to ensure that the transactions contemplated by this Agreement shall not be treated as having been offered under conditions of confidentiality for purposes of Treasury Regulation Section 1.6011-4(b)(3) or any successor provision of the Treasury Regulations promulgated under Section 6011 of the Code and shall be construed in a manner consistent with such purpose.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

            SECTION 6.01. Proxy Statement; Stockholders' Meeting. (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement, and the Company shall use all reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and the staff of the SEC, on the other hand, relating to the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Parent. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC and/or mailing to stockholders of the Company such amendment or supplement.

            (b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") solely for the purpose of obtaining the Stockholder Approval. Subject to Section 5.02(b), the Company shall, through its Company Board, recommend that the Company's stockholders vote in favor of the adoption and approval of this Agreement and approval of the Merger and shall include such recommendation in the Proxy Statement. Subject to Section 5.02(b), the Company will use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and approval of the Merger, and will take all other action necessary or advisable under applicable Law to secure Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders' Meeting; provided that any Stockholders Meeting so adjourned or postponed shall be held as promptly as permitted by the organizational documents of the Company.

            SECTION 6.02. Access to Information. Upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall give Parent and Sub, their potential financing sources, counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and its subsidiaries during normal business hours, will furnish to Parent and Sub, their counsel, financial advisors, financial institutions, auditors and other authorized representatives such financial and operating data and other information as such may be reasonably requested and will instruct the employees of the Company and its subsidiaries, their respective counsel and financial advisors to cooperate with Parent and Sub in their investigation of the business of the Company and its subsidiaries; provided, however, that the Company may restrict the foregoing access to the extent that (A) in the reasonable judgment of the Company, any law, treaty, rule or regulation of any Governmental Entity applicable to the Company requires the Company or its subsidiaries to restrict or prohibit access to any such properties or information, (B) in the reasonable judgment of the Company, the information is subject to confidentiality obligations to a third party, (C) such disclosure would result in disclosure of any trade secrets of third parties, or (D) disclosure of any such information or document could result in the loss of attorney-client privilege; provided, further, however, that with respect to this clause (D), the Company and/or its counsel shall use their reasonable efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to avoid the loss of attorney-client privilege; provided, further, that, subject to Section 5.05, any information provided to Parent and/or Sub pursuant to this Section 6.02 shall be subject to the confidentiality agreement, dated as of December 9, 2003 (the "Confidentiality Agreement"), the terms of which shall continue to apply and which shall be binding upon Parent, Sub and their respective shareholders and affiliated companies, except as otherwise agreed by the Company, notwithstanding termination of this Agreement. Subject to Section 5.05, in the event of any conflict between the terms of this Section 6.02 and the terms of the Confidentiality Agreement, the terms of the Confidentiality Agreement shall control.

            SECTION 6.03. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (provided that the Company shall not agree to any material modification to any Material Contract (including, without limitation, any increase in amounts payable under such Material Contract or extension of the term thereof) in connection with obtaining any such consents, clearances, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations without the prior approval of such modification by Parent) and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, clearances, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other Regulatory Law (as defined in Section 6.03(b) below) with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to use reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. If necessary to obtain any regulatory approval pursuant to any Regulatory Law, or if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted by a Governmental Entity), challenging the Merger or any other transaction contemplated by this Agreement as violative of any Regulatory Law, each of Parent and the Company shall cooperate with each other with respect to obtaining such approval or responding to such administrative or judicial action. Notwithstanding anything to the contrary contained in this Section 6.03, Parent and Sub shall have no obligation to (a) hold separate (or agree to hold separate) any portion of the assets of the Company or the Parent or any of their respective affiliates, (b) conduct the business of the Company or the Parent or any of their respective affiliates in a substantially different manner, (c) dispose (or agree to dispose) of any assets or businesses of the Company or the Parent or any of their respective affiliates, (d) defend any litigation commenced by any third party or Governmental Entity against the Company or Parent or any of their respective affiliates, or (e) materially alter the economic or governance rights of Parent's stockholders with respect to Parent (except with respect to the composition of Parent's board of directors, if necessary) or the Company or any of their respective affiliates and each of their respective businesses and brands.

            (b) To the extent permissible under applicable law or any rule, regulation or restriction of a Governmental Entity, each of Parent and the Company shall, in connection with the efforts referenced in Section 6.03(a) to obtain all requisite material approvals, clearances and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party's legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person and
(iv) give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, Council Regulation No. 4064/89 of the European Community, as amended (the "EC Merger Regulation"), the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

            SECTION 6.04. Options. (a) The Company shall take all reasonable steps or measures to amend, or cause to be amended, (or to obtain consents or waivers from optionees, if necessary, with respect to) any stock option plan and any other program or arrangement (collectively, the "Stock Option Plans") pursuant to which there are holders of options or warrants to purchase shares granted by the Company or stock appreciation rights with respect to shares of Company Common Stock (each, an "Option") to provide that, at the Effective Time, each such holder shall receive, in settlement of each unexercised (vested or unvested) Option held by such holder, a "Cash Amount" (less any applicable withholding taxes) equal to the product of (i) the amount (if any) by which the Merger Consideration exceeds the Option exercise price, and (ii) the number of underlying shares with respect to which the Option had not been exercised prior to the Effective Time, unless such holder and Parent shall have consented to a different treatment. The Company shall use commercially reasonable efforts to amend the Stock Option Plans to provide that each Option shall terminate as of the Effective Time upon the making of such payments.

            (b) The Company shall provide notice to participants in the Stock Option Plans and other holders of Options to purchase shares of Company Common Stock granted by the Company that the Company proposes to merge into another corporation; that the participant under the plans or program may exercise his Options in full with respect to shares not theretofore purchased by him prior to the Effective Time; and that the plans and program have been amended to provide that to the extent a participant does not exercise such Options prior to the Effective Time, such Options shall terminate at the Effective Time and the participant shall receive, in settlement of each Option held by the participant, the "Cash Amount" described in the preceding paragraph.

            (c) Prior to the Effective Time, the Company shall take all actions necessary to amend the Stock Option Plans as provided in this Section 6.04.

            (d) Except as may be otherwise agreed to by Parent or Sub and the Company, the Company's Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be deleted as of the Effective Time.

            (e) Notwithstanding anything to the contrary herein, if it is determined that compliance with any of the foregoing would cause any individual subject to Section 16 of the Exchange Act to become subject to the profit recovery provisions thereof, any Options held by such individual will be canceled or purchased, as the case may be, at the Effective Time or at such later time as may be necessary to avoid application of such profit recovery provisions and such individual will be entitled to receive from the Company or the Surviving Corporation an amount in cash or other consideration satisfactory to the Surviving Corporation and such individual equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option, multiplied by the number of underlying shares subject thereto (less any applicable withholding taxes), and the parties hereto will cooperate and take any and all necessary actions so as to achieve the intent of the foregoing without giving rise to such profit recovery.

            SECTION 6.05. Indemnification; Directors' and Officers' Insurance.

            (a) Following the Effective Time, Parent and the Surviving Corporation shall, jointly and severally (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers, employees and agents of the Company and its Subsidiaries and all other Persons who may presently serve or have served at the Company's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (the "Indemnified Parties") (A) to the same extent such individuals are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the certificate of incorporation and bylaws of the Company and indemnification agreements, if any, in existence on the date hereof with, or for the benefit of, any directors, officers and employees of the Company and its Subsidiaries or any other Persons and (B) without limitation to subclause (A) above, to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in the certificate of incorporation and bylaws of the Surviving Corporation (or any successor to the Surviving Corporation) for a period of six years after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and bylaws and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance with one or more reputable unaffiliated third-party insurers maintained by the Company (provided that Parent (or any successor thereto) may substitute therefor one or more policies with one or more reputable unaffiliated third-party insurers of at least the same coverage and amounts containing terms and conditions that are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance if the board of directors of Parent as constituted after the Effective Time shall have so determined; and, provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with at least the greatest coverage available for a cost not exceeding such amount. In determining whether an Indemnified Party is entitled to indemnification under this Section 6.05(a), if requested by such Indemnified Party, such determination shall be made in a written opinion by independent counsel selected by Parent and reasonably approved by the Indemnified Party, which counsel shall not have, at the time of such determination, otherwise performed services for the Surviving Corporation, Parent or their respective affiliates during the preceding three years.

            (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.05, upon receiving written notification of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation thereof, but the failure to so notify shall not relieve Parent and the Surviving Corporation of any liability they may have to such Indemnified Party except if, and only to the extent that, such failure materially and irreversibly prejudices Parent or the Surviving Corporation, as applicable. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent and the Surviving Corporation shall pay the fees and expenses of counsel selected by the Indemnified Party, promptly after statements therefor are received, and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred; provided that prior thereto the Indemnified Party provides to Parent and the Surviving Corporation an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification from Parent and the Surviving Corporation, (ii) Parent and the Surviving Corporation will cooperate in the defense of any such matter, and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under applicable Law shall be made by independent counsel mutually acceptable to Parent, the Surviving Corporation and the Indemnified Party; provided, however, that (A) Parent and the Surviving Corporation shall be obligated pursuant to this Section 6.05(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between the positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties, in which case each Indemnified Party with a conflicting position on a significant issue shall be entitled to retain separate counsel mutually satisfactory to Parent, the Surviving Corporation and such Indemnified Party,
(B) the Indemnified Parties shall cooperate in the defense of any such matter and (C) Parent and the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent may not be unreasonably withheld or delayed).

            (c) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.05.

            (d) The rights of each Indemnified Party under this Section 6.05 shall be in addition to any right such Person might have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under applicable Law (including the DGCL) or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. The provisions of this
Section 6.05 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.

            (e) The obligations of Parent and the Surviving Corporation under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.05 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.05 applies shall be third-party beneficiaries of this Section 6.05).

            (f) The Company (or, after the Effective Time, the Surviving Corporation and Parent) shall indemnify any Indemnified Party against all reasonable costs and expenses (including reasonable attorneys' fees and expenses), such amounts to be payable in advance upon request as provided in this Section 6.05, relating to the enforcement of such Indemnified Party's rights under this Section 6.05 or under the certificate of incorporation or by-laws or existing indemnification agreements, but only to the extent that such Indemnified Party is ultimately determined to be entitled to indemnification hereunder or thereunder. Any amounts due pursuant to the preceding sentence shall be payable upon request by the Indemnified Party.

            SECTION 6.06. Employees. (a) For not less than one year following the Effective Time, Parent shall maintain, or shall cause the Surviving Corporation and its subsidiaries to maintain, compensation and employee benefit plans and arrangements for employees of the Company ("Affected Employees") that are, in the aggregate, substantially comparable to the compensation arrangements and Benefit Plans as in effect on the date hereof (excluding, for all purposes, any equity-based or long-term incentive plans or programs). Without limiting the generality of the foregoing, for not less than one year following the Effective Time, Parent shall provide, or cause the Surviving Corporation and its subsidiaries to provide, severance pay and benefits to each Affected Employee as of the Effective Time that are not less favorable than under the Benefit Plans and current policies or practices of the Company as in effect as of the date of this Agreement.

            (b) Parent shall, or shall cause the Surviving Corporation to, honor all Benefit Plans and other contractual commitments in effect immediately prior to the Effective Time between the Company and Affected Employees or former employees of the Company, including, without limitation, the Change in Control Agreements set forth on Schedule 6.06(b). Without limiting the generality of the foregoing, Parent shall, or shall cause the Surviving Corporation to, honor all vacation, holiday, sickness and personal days accrued by Affected Employees and, to the extent applicable, former employees of the Company ("Former Employees") as of the Effective Time.

            (c) Parent shall, or shall cause the Surviving Corporation to, give all Affected Employees full credit for purposes of eligibility, and vesting under any employee benefit plan arrangement maintained by Parent or the Surviving Corporation or any subsidiary thereof for such Affected Employees' service with the Company (or any prior employer) to the same extent recognized by the Company or any Benefit Plan immediately prior to the Effective Time.

            (d) Parent shall, or shall cause the Surviving Corporation to, (i) with respect to any life, health or long-term disability insurance plan, waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements of any welfare benefit plan established to replace any Benefit Plan in which such Affected Employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such Affected Employee and that have not been satisfied as of the Effective Time under any Welfare Plan maintained for the Affected Employee immediately prior to the Effective Time, (ii) with respect to any health insurance plan, provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any such plan that such Affected Employees are eligible to participate in after the Effective Time and (iii) with respect to any life or long-term disability plan, waive any medical certification otherwise required in order to assure the continuation of coverage at a level not less than that in effect immediately prior to the implementation of such plan (but subject to any overall limit on the maximum amount of coverage under such plans).

            SECTION 6.07. Transfer Taxes. Except as provided in Section 2.02(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement shall be paid by either Sub or the Surviving Corporation, and the Company shall cooperate with Sub and Parent in preparing, executing and timely filing any Tax Returns with respect to such Transfer Taxes.

            SECTION 6.08. Calculation of Section 280(G) Excise Taxes and Cutbacks. The Company shall, promptly after execution of this Agreement, request that the Audit Committee of the Company Board approve the retention by the Company of an independent accounting firm with expertise in calculating excise taxes under Code Section 4999 on "parachute payments" under Section 280(G) of the Code. Such accounting firm shall promptly review the Change in Control Agreements listed on Schedule 6.06(b) and calculate (a) the amount, if any, of excise taxes that must be withheld by the Company from monies due to each applicable executive as a result of any "parachute payments" (as defined in Section 280(G) of the Code) that would be payable to such executive as a result of the transactions contemplated by this Agreement and (b) the amount, if any, that monies due to any executive as "parachute payments" must be reduced as a result of the "cut-back" provisions in such executive's Change in Control Agreement, which calculations shall promptly be provided to Parent.

            SECTION 6.09. State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or may become applicable to the transactions contemplated hereby, the Company, Parent and Sub shall each take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

            SECTION 6.10. Financing.

            (a) Parent and Sub shall use their reasonable best efforts to obtain the Financing as set forth in the Financing Letters. Notwithstanding anything in this Agreement to the contrary, (i) Parent and Sub shall be entitled at any time to obtain substitute financing ("Substitute Financing") on conditions pursuant to which the Substitute Financing would not reasonably be expected to delay the consummation of the Merger past January 31, 2005, provided that the leverage ratios required for Parent under the agreements and documentation for such Substitute Financing shall not be materially higher than the leverage ratios set forth in the Financing Letters without the consent of the Company, which consent shall not be unreasonably withheld and (ii) should Parent and Sub fail to obtain the Financing as set forth in the Financing Letters prior to January 31, 2005, then Parent and Sub shall use their reasonable best efforts to obtain Substitute Financing, provided that such obligation shall be limited to obtaining Substitute Financing on terms and conditions substantially equivalent to those set forth in the Financing Letters.

            (b) Parent shall provide prompt written notice to the Company of (i) the Banks' refusal or stated intent to refuse to provide the financing described in the Senior Debt Letter, (ii) the refusal of or stated intent to refuse by any of Bear, Stearns & Co. Inc., J.P Morgan Securities Inc. and Deutsche Bank Securities Inc. to provide the financing described in the Subordinated Debt Letter, (iii) Kelso's refusal or stated intent to refuse to provide the financing described in the Kelso Equity Commitment Letter, (iv) Church & Dwight Co., Inc.'s refusal or stated intent to refuse to provide the financing described in the Church & Dwight Letter, and/or (v) any other lender's stated intent to refuse to provide the financing contemplated by any Substitute Financing, and, in each case, the stated reasons therefor.

            (c) The Company agrees to provide and to cause its subsidiaries to provide, and will use its reasonable best efforts to cause its officers, employees, advisors and representatives to provide, all necessary cooperation reasonably requested by Parent in connection with the arrangement and the negotiation of agreements with respect to, the Financing (and any substitutions, replacements or refinancing thereof). Such cooperation will include (i) to the extent reasonably requested, the making available to Parent, the lenders providing the Financing, their respective representatives, and the rating agencies of personnel, documents and information of the Company and its subsidiaries, (ii) to the extent reasonably requested, requiring the senior management of the Company to participate in meetings, due diligence sessions and road shows and helping to prepare offering memoranda; and (iii) requesting the Company's accountants to provide their reasonable cooperation in connection with the Financing, including (x) granting consents to the inclusion of their auditors' reports in relevant offering documents and any related governmental filings, (y) granting consents to references to them as experts in a customary manner in any such offering materials and related governmental filings and (z) issuing comfort letters covering such matters as are reasonably requested by Parent, the Company or any initial purchaser or underwriter, as the case may be.

                                  ARTICLE VII

                                   CONDITIONS

            SECTION 7.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

            (a) Company Stockholder Approval. If required by applicable law, the Company Stockholder Approval shall have been obtained.

            (b) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition restricting, preventing or prohibiting the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

            (c) HSR Approvals. The applicable waiting periods (and any extension thereof) under the HSR Act shall have expired or been terminated.

            SECTION 7.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction or waiver by Parent at or prior to the Effective Time of each of the following conditions:

            (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement, without giving effect to any exception or qualification as to materiality or Material Adverse Effect, shall be true and correct as of the date hereof and as of the Closing Date, as if such representations and warranties were made as of the date hereof and as of the Closing Date (except as to any such representation or warranty which speaks as of a specific date, which must be true and correct as of such specific date) except where the failure to be so true and correct would not, individually or in the aggregate with all such failures, be reasonably likely to have a Material Adverse Effect.

            (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

            (c) Officer's Certificate. Parent shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Sections 7.02(a) and 7.02(b) have been satisfied or waived.

            (d) Financing. The Company shall have received the Financing proceeds under the Financing Letters (other than any portion of the Financing under the Kelso Equity Commitment Letter and the Church & Dwight Letter), or the Financing proceeds of any Substitute Financing, in either such case in the amounts and on the terms and conditions set forth in the Financing Letters or upon terms and conditions which are substantially equivalent thereto, and to the extent any of the terms and conditions are not as so set forth or as substantially equivalent, on terms and conditions reasonably satisfactory to Parent and the Company.

            (e) Resignations. The Company shall have received, and delivered copies to Parent and Sub of, valid resignations, effective as of immediately following the Effective Time, of each member of the Company Board.

            (f) FIRPTA. The Company shall have furnished to Parent and Sub a certification in accordance with Treasury Regulations ss. 1.1445-2(c) certifying that stock in the Company is not a real property interest because the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

            SECTION 7.03. Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction or waiver by the Company at or prior to the Effective Time of each of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement, without giving effect to any exception or qualification as to materiality or Material Adverse Effect, shall be true and correct as of the date hereof and as of the Closing Date, as if such representations and warranties were made as of the date hereof and as of the Closing Date (except as to any such representation or warranty which speaks as of a specific date, which must be true and correct as of such specific date) except where the failure to be so true and correct would not, individually or in the aggregate with all such failures, be reasonably likely to materially adversely affect the ability of Parent to effect the Merger in accordance with this Agreement.

            (b) Performance of Obligations of Parent and Sub. Each of Parent and Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

            (c) Officer's Certificate. The Company shall have received certificates signed by an executive officer of each of Parent and Sub, dated the Closing Date, to the effect that the conditions set forth in Sections 7.03(a) and 7.03(b) have been satisfied or waived.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

            SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of this Agreement by the Company Stockholders:

            (a) by mutual written consent of Parent and the Company, by action of their respective boards of directors;

            (b) by either the Company or Parent, if:

                  (i) the Company Stockholder Approval shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof; or

                  (ii) any Governmental Entity, the taking of action by which is a condition to the obligations of either the Company or Parent to consummate the transactions contemplated hereby, shall have determined not to take such action and all appeals of such determination shall have been taken and have been unsuccessful, or any court of competent jurisdiction or other competent Governmental Entity shall have issued an order, decree or ruling or taken any other action making illegal or otherwise restricting, preventing or prohibiting the Merger and such order shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement shall have used its reasonable efforts to remove or lift such order, decree, ruling or other action;

            (c) by the Company, if, prior to when Company Stockholder Approval has been obtained, any Person has made a proposal relating to an Acquisition Proposal, or has commenced a tender or exchange offer for the shares of Company Common Stock, and the Company Board concludes that such proposal or tender or exchange offer if consummated would be a Superior Proposal;

            (d) by Parent, if, prior to when Company Stockholder Approval has been obtained, the Company Board or any committee thereof shall have (i) failed to recommend to the Company Stockholders that they approve and adopt this Agreement (the "Stockholder Acceptance"), (ii) withdrawn or modified its approval or recommendation of this Agreement or the Merger, (iii) approved or recommended an Acquisition Proposal or (iv) resolved to effect any of the foregoing;

            (e) by Parent, at any time prior to the Effective Time, whether before or after the time when Company Stockholder Approval has been obtained, if there has been a material violation or breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that
(i) would give rise to the failure of the conditions set forth in Section 7.02(a) or 7.02(b) and (ii) cannot be cured by the Company within thirty (30) days after written notice reasonably describing such breach; or

            (f) by the Company, at any time prior to the Effective Time, whether before or after the time when Company Stockholder Approval has been obtained, if there has been a material violation or breach by Parent or Sub of any representation, warranty, covenant or agreement contained in this Agreement (which violation or breach is not cured by Parent or Sub within ten (10) days after written notice reasonably describing such breach);

            (g) by either the Company or Parent, if the Merger shall not have been consummated on or before January 31, 2005; or

            (h) by either the Company or Parent, if as of October 31, 2004, the condition specified in Section 7.01(c) shall not have been satisfied, provided that either party may only exercise this termination right by delivering written notice of termination to the other party not later than November 5, 2004, and if such notice shall not have been delivered by such date, the parties' right to terminate this agreement pursuant to this Section 8.01(h) shall thereafter expire.

                    SECTION 8.02. Effect of Termination.

            (a) In the event of a termination of this Agreement pursuant to
Section 8.01, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to the last proviso of the first sentence of Section 6.02, this Section 8.02 and Article IX; provided, however, that nothing herein shall relieve any party for liability for any breach hereof prior to such termination.

            (b) (i) If this Agreement is terminated pursuant to Section 8.01(c) or Section 8.01(d), and, in either case, on or before the date of any such termination an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board, then the Company shall pay to Parent all out-of-pocket expenses of Kelso and Church & Dwight, Co., Inc. and their respective affiliates, including fees and expenses of financial advisors, outside legal counsel and accountants, incurred in connection with the transaction contemplated hereby and fees and expenses incurred in connection with the proposed financing of the Merger up to a maximum amount of Expenses of $6,000,000 (such out-of-pocket expenses, up to such maximum amount, the "Expenses); provided, however, that if within twelve months of such termination, the Company or a third party consummates, or the Company enters into a definitive agreement to consummate, an Acquisition Proposal, then the Company shall pay to Parent an additional amount equal to $12,000,000 less the amount of Expenses previously paid to Parent pursuant to this clause (i);

            (ii) If this Agreement is terminated pursuant to Section 8.01(b)(i), and, on or before the date of any such termination an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board, and within twelve months of such termination, the Company or a third party consummates, or the Company enters into a definitive agreement to consummate, an Acquisition Proposal, the Company shall pay to Parent $12,000,000;

            (iii) If this Agreement is terminated pursuant to Section 8.01(g), and (x) Parent, at the time of such termination, was in compliance with its obligations under this Agreement in all material respects and (y) on or before the date of any such termination an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board and (z) within twelve months of such termination, the Company or a third party consummates, or the Company enters into a definitive agreement to consummate, an Acquisition Proposal, the Company shall pay to Parent the Expenses;

            (iv) If (x) this Agreement is terminated pursuant to Section 8.01(e) with respect to a material violation or breach by the Company of any of the provisions of Section 5.02 and (y) Parent, at the time of such termination, was in compliance with its obligations under this Agreement in all material respects and (z) within twelve months of such termination, the Company or a third party consummates, or the Company enters into a definitive agreement to consummate, an Acquisition Proposal, the Company shall pay to Parent $12,000,000.

            (c) Any payment required to be made pursuant to Section 8.02(b) shall be made (i) concurrently with a termination by the Company giving rise to the payments provided for in Section 8.02(b) or (ii) in the case of a termination by Parent, not more than three business days after the occurrence of the conditions for such payment pursuant to Section 8.02(b). All payments under this Section 8.02 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

            SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after obtaining the Company Stockholder Approval (if required by law), but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

                                  MISCELLANEOUS

            SECTION 9.01. Nonsurvival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall terminate at the Effective Time, unless the survival thereof is provided for by their terms.

            SECTION 9.02. Assumption of Obligations. Effective upon the Closing, Parent unconditionally assumes, jointly and severally with the Company, all obligations of the Company under the Letter Agreement, between Peter J. Solomon Company Limited and the Company, dated as of July 10, 2003.

            SECTION 9.03. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a) if to Parent or Sub, to:

                  c/o Kelso & Company
                  320 Park Avenue, 24th Floor
                  New York, New York  10022
                  Attention: James J. Connors II, Esq.
                  Telecopy No.: (212) 223-2379

                  and

                  Church & Dwight Co., Inc.
                  469 North Harrison Street
                  Princeton, New Jersey  08543
                  Attention: General Counsel
                  Telecopy No.: (609) 497-7177

                  with copies (which shall not constitute notice) to:

                  Debevoise & Plimpton LLP
                  919 Third Avenue
                  New York, New York  10022
                  Attention: Margaret A. Davenport, Esq.
                  Telecopy No.: (212) 909-6836

                  and

                  Dechert LLP
                  4000 Bell Atlantic Tower
                  1717 Arch Street
                  Philadelphia, Pennsylvania  19103
                  Attention: John D. LaRocca, Esq.
                  Telecopy No.: (215) 994-2222

                  and

            (b) if to the Company, to:

                  Del Laboratories, Inc.
                  178 EAB Plaza
                  P.O. Box 9357
                  Uniondale, New York 11556
                  Attention: General Counsel
                  Telecopy No.: (516) 844-2942

                  with a copy to:

                  Cadwalader, Wickersham & Taft LLP
                  100 Maiden Lane
                  New York, New York  10038
                  Attention: Dennis J. Block, Esq.
                  Telecopy No.: (212) 504-6666

            SECTION 9.04. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, "Person" or "person" means an individual, corporation, limited liability company, partnership, joint venture, trust or other entity. As used in this Agreement, "Subsidiary" or "subsidiary" of (x) the Company, means another person, of which an amount of voting securities or voting partnership interests that is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests) is owned directly or indirectly by the Company, provided that either (i) the assets of such person exceed 10% of the total assets of the Company on a consolidated basis as of the end of the Company's last completed fiscal year, (ii) for the most recently ended four fiscal quarter period such person had revenues constituting 10% or more of the consolidated revenues of the Company for such period, as determined in accordance with GAAP or (iii) such person is any of the following entities:
Del Pharmaceuticals, Inc., 565 Broad Hollow Realty Corp., Parfums Schiaparelli, Inc., Royce & Rader, Inc., Del Laboratories (Canada) Inc., Pharmaceutics (Canada) Inc. or Del Professional Products, Inc., and (y) any person other than the Company, means another person, of which an amount of voting securities or voting partnership interests that is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests) is owned directly or indirectly by such first person. As used in this Agreement, "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company, any change or effect on the Company (or, where applicable, an affected subsidiary of the Company) that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to the business, liabilities, financial condition or assets of the Company and its subsidiaries taken as a whole. Notwithstanding the foregoing, a Material Adverse Change or Material Adverse Effect shall not include any material adverse change or material adverse effect caused by (i) any failure by the Company to meet analysts' published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement, (ii) other than in connection with the use of the defined term Material Adverse Effect specifically in Section 3.04, any adverse change resulting from the Merger, or the announcement or pendancy of or any costs or expenses associated with the Merger, including a decline in the trading price of Company Common Stock, (iii) any adverse changes in general market and economic conditions, (iv) any adverse changes affecting the Company's industry generally (but only to the extent any such change does not disproportionately affect the Company relative to other companies in such industry), (v) any adverse regulatory or legislative changes affecting the Company or companies in general and (vi) any adverse change relating to changes in GAAP which the Company is required to adopt. As used in this Agreement, the term "material" refers to the Company and its subsidiaries taken as a whole. As used in this Agreement, "Indebtedness" means, without duplication, (i) any indebtedness of the Company or its subsidiaries for borrowed money, whether current, short-term, or long-term, secured or unsecured, (ii) any purchase price money indebtedness of the Company or its subsidiaries for purchases of property or assets, (iii) any lease obligations of the Company or its subsidiaries under leases which are capital leases in accordance with GAAP, (iv) any financing of the Company or its subsidiaries effected through "special purpose entities" and any synthetic leases and project financing, (v) any obligations of the Company or its subsidiaries in respect of banker's acceptances or letters of credit,
(vi) any liability of the Company or its subsidiaries with respect to interest rate swaps, collars, caps and similar hedging obligations, (vii) any indebtedness referred to in clauses (i) through (vi) above of any person other than the Company which is either guaranteed by, or secured by any Lien upon any property or assets owned by, the Company or any of its subsidiaries and (viii) any prepayment penalties resulting from the discharge of any of the foregoing obligations which are or will be actually prepaid pursuant to a pre-existing contractual arrangement as a result of the transactions contemplated hereby; provided, however, that the foregoing definition of Indebtedness shall not include ordinary course trade payables and accrued expenses (other than interest).

            SECTION 9.05. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, including delivery by facsimile, it being understood that all parties need not sign the same counterpart.

            SECTION 9.06. Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 6.04 and 6.05 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

            SECTION 9.07. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

            SECTION 9.08. Publicity. Except as otherwise required by law or by obligations pursuant to the rules of any security exchange, for so long as this Agreement is in effect, neither the Company nor Parent shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

            SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

            SECTION 9.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or Delaware or in a New York or Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit to the personal jurisdiction of any Federal court located in the States of New York or Delaware or any New York or Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court,
(iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of New York or Delaware or a New York or Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

            SECTION 9.11. Fees and Expenses. (a) Except as otherwise specifically provided for herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

            (b) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees and expenses) incurred in connection with such action.

            IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                           DLI Holding Corp.


                                           By:   /s/ James J. Connors, II
                                               --------------------------------
                                               Name: James J. Connors, II
                                               Title: Vice President & Secretary



                                           DLI Acquisition Corp.


                                           By:   /s/ James J. Connors, II
                                               --------------------------------
                                               Name: James J. Connors, II
                                               Title: Vice President & Secretary



                                           Del Laboratories, Inc.


                                           By:   /s/ Dan K. Wassong
                                               --------------------------------
                                               Name: Dan K. Wassong
                                               Title: Chairman, President & CEO